Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires
The InterContinental Buckhead hotel in Atlanta, Georgia
Bethesda, MD, July XX, 2010 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the InterContinental Buckhead Atlanta hotel for $105.0 million. The 422-room, AAA five-diamond, luxury, full-service hotel is located in the heart of Buckhead, an affluent community in Atlanta, Georgia. The hotel will continue to be managed by IHG (“InterContinental Hotels Group PLC”). The transaction was funded entirely with cash from the Company’s initial public offering.
     “We are extremely pleased to acquire one of Buckhead’s leading hotels in one of the nation’s fastest growing metropolitan areas,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “We view the InterContinental Buckhead as a strategic opportunity to invest in a high-quality hotel with a premier brand and operating company in one of the most active and affluent locations in the United States. The dynamic Buckhead market is a true demand driver in itself and serves as the city’s main shopping, cultural and entertainment district, with immediate accessibility to Atlanta’s financial and commercial districts. The hotel benefits from a growing combination of leisure, corporate and convention demand that is expected to further increase through newly planned development and the economic recovery.”
     “The Buckhead hotel market, like the national hotel market, has been significantly impacted by the economic downturn,” continued Mr. Bortz. “Occupancy levels in Buckhead declined to approximately 60% in 2009 from the approximately 70% level that Buckhead realized before the recession. Additionally, hotel supply remains contained within the Buckhead hotel market as opposed to the growth in supply exhibited by Atlanta as a whole.”
     The Atlanta metropolitan market is one of the top-tier business and transportation hubs of North America, housing the world’s busiest airport, Hartsfield-Jackson International Airport. The metropolitan area has the country’s third largest concentration of Fortune 500 companies and over 75% of the Fortune 1000 have a presence in Atlanta. Atlanta hosts more than 18.5 million visitors annually, who spend in excess of $9 billion, and is home to the Georgia World Congress Center, the fourth-largest convention center in the United States; major annual sporting events; the CNN Center; the Georgia Aquarium; six professional sports franchises; and Lake Sydney Lanier, a popular leisure destination.
     The Buckhead submarket of Atlanta is an upscale, uptown district that is home to the ninth- wealthiest ZIP Code in the United States. Buckhead is the city’s primary retail and entertainment locale and its most prestigious office market, with almost 20 million square feet of office space. Buckhead has an elegant, but urban, city center that includes both Phipps Plaza and Lenox Square shopping malls, one-of-a-kind boutique shops and internationally renowned retail locations such as Gucci, Cartier, Hermès, and Tiffany & Co. The Buckhead submarket has more than 300 bars, nightclubs and restaurants, over 1,400 retail units that comprise the $1 billion retail market and houses some of the region’s most prestigious art galleries.
     The InterContinental Buckhead, a 24-story building situated along Atlanta’s Peachtree corridor, was developed in 2004 by IHG and features 422 richly appointed guestrooms. The hotel offers pillow-top bedding, marble baths with separate soaking tubs, glass showers, state-of-the-art climate controls, web- based TV with wireless internet and floor-to-ceiling windows, along with 21 suites and 93 guestrooms for Club InterContinental members.

     The property boasts the largest meeting space in Buckhead. It offers 31,000 square feet of flexible meeting and event space, including a 12,000 square foot ballroom, as well as a 24,000 square foot outdoor garden and meeting area. In addition, the hotel offers a 5,000 square foot state-of-the-art Wellness Spa and 24-hour Fitness Club, business center and an outside heated pool and whirlpool with pool-side bar service. The hotel is home to Au Pied De Cochon, an award-winning French-style brasserie, and XO Bar, Atlanta’s only cognac bar. Both the restaurant and bar feature an open-air terrace, a convenient entrance and outdoor dining along Peachtree Road.
     During 2009, the hotel ran at approximately 68% occupancy, with an average daily rate of approximately $156. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $7.5 to $8.0 million and net operating income after capital reserves of approximately $6.4 to $6.9 million. The Company expects to invest approximately $7.0 million in capital improvements in the hotel, commencing immediately and continuing over the next three years. These improvements will consist primarily of a soft-goods refurbishment of all guestrooms, meeting space and public areas.
     The hotel will continue to be managed by IHG under a long term agreement. IHG has owned and managed the property since the hotel’s opening in November 2004. InterContinental Hotels & Resorts operates 166 hotels globally, including 55 hotels in the Americas comprised of 18,511 guestrooms.
     “IHG has a superb track record in lodging and boasts a premier brand with InterContinental,” said Mr. Bortz. “We are very excited to be developing a long-term strategic relationship with IHG and look forward to working with them on this high-quality hotel, as well as on future opportunities.”
     “We are delighted to create this new partnership with Pebblebrook Hotel Trust,” said Richard Solomons, CFO and Head of Commercial Development for IHG. “We built the hotel using our own capital in 2004 to create a showcase for the brand in order to drive growth across the Americas. Since then we have signed 21 InterContinental hotels in the region. We are now able to recycle the capital we have invested in the building whilst maintaining a long-term management contract with a great partner, reinforcing the strength of the brand.”
     The InterContinental Buckhead marks the third completed acquisition for the Company since completing its initial public offering in December of 2009.
     The Company has previously announced signed agreements to purchase two other hotels:
•	$74 million for a hotel in the Washington, D.C. / Baltimore region

•	$36 million for a hotel in the Minneapolis / St. Paul region
     Closings for each of these properties are expected to occur within 45 to 60 days from the filing date of the corresponding Current Report on Form 8-K. However, because these acquisitions are subject to customary closing requirements, conditions and due diligence, the Company can give no assurance that the transactions will be consummated during that time period, or at all.
     The Company expects to incur approximately $0.4 million of costs related to the acquisition of this hotel that will be expensed as required by SFAS 141-R.
Click here to visit the InterContinental Buckhead website
Click here to visit the Buckhead neighborhood website

About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities.
Click here to visit the Pebblebrook Hotel Trust website
About InterContinental Hotels Group (IHG)
     The InterContinental Hotels Group (IHG) [LON: IHG, NYSE: IHG (ADRs)] is the world’s largest hotel group by number of rooms. IHG franchises, leases, manages or owns, through various subsidiaries, over 4,400 hotels and more than 650,000 guest rooms in 100 countries and territories around the world. The Group owns a portfolio of well-recognized and respected hotel brands including InterContinental® Hotels & Resorts, Hotel Indigo®, Crowne Plaza® Hotels & Resorts, Holiday Inn® Hotels and Resorts, Holiday Inn Express®, Staybridge Suites® and Candlewood Suites® and also manages the worlds largest hotel loyalty program, Priority Club Rewards with over 48 million members worldwide.
     IHG has 1,300 hotels in its development pipeline, which will create 160,000 jobs worldwide over the next few years.
     InterContinental Hotels Group PLC is the Group’s holding company and is incorporated in Great Britain and registered in England and Wales.
Click here to visit the InterContinental Hotels Group website
Click here to visit the InterContinental Hotels & Resorts brand website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; projected completions of acquisitions; forecasts of the Company’s future economic performance, potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(1) filed on December 9, 2009. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form

10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and www.sec.gov.
     All information in this release is as of July 1, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
InterContinental Buckhead
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel Net Income	$4.1	to	$4.6

Adjustment:
Depreciation and Amortization	3.4		3.4

Hotel EBITDA [1]	$7.5	to	$8.0

Adjustment:
Capital Reserves	(1.1)		(1.1)

Hotel Net Operating Income After Capital Reserves [1]	$6.4	to	$6.9

(1)	After all management-related fees and expenses
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
The Company has presented forecasted hotel earnings before interest, taxes, depreciation and amortization (EBITDA) and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.